SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
NII HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
     ☑ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

ANNUAL MEETING OF STOCKHOLDERS

April 10, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of NII Holdings, Inc., which is to be held on May 14, 2008 at 10:00 a.m. local time at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 (703-709-1234). At the Annual Meeting, you will be asked to elect three directors to serve three-year terms and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote by signing, dating, and returning the enclosed proxy card. Also, eligible stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth in the instructions for voting that are attached to the enclosed proxy card or voting instruction. Beneficial owners of shares of our common stock held in street name should follow the enclosed instructions for voting their shares. I hope you will be able to attend the Annual Meeting, but even if you cannot, please vote your shares as promptly as possible.

Sincerely,

Steven M. Shindler
Chairman of the Board of Directors

NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, VA 20190
www.nii.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2008

We will hold the Annual Meeting of Stockholders of NII Holdings, Inc. (the “Company” or “NII Holdings”) on May 14, 2008, at 10:00 a.m. local time at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 (703-709-1234).

The purpose of the Annual Meeting is to consider and take action on the following:

1. Election of three directors, Neal P. Goldman, Charles M. Herington and John W. Risner, each for a three-year term ending 2011;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008; and

3. Any other business that properly comes before the Annual Meeting and any adjournments thereof.

The Board of Directors recommends that you vote FOR the three nominees for director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Only stockholders of record as of April 4, 2008 can vote at the Annual Meeting.

By Order of the Board of Directors,

Steven M. Shindler
Chairman of the Board of Directors

April 10, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2008.

The proxy statement and the Company’s 2007 annual report on Form 10-K are available at www.edocumentview.com/nihd.

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting, which is to be held at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 at 10:00 a.m. local time on Wednesday May 14, 2008 (the “Annual Meeting”). On or about April 10, 2008, we commenced mailing this proxy statement and the enclosed form of proxy to our stockholders entitled to vote at the meeting.

Purpose of the Annual Meeting

At the annual meeting, stockholders will be asked to:

•	elect three directors to serve for a term of three years (Item 1 on the proxy card);

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008 (Item 2 on the proxy card); and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Solicitation, Use and Revocation of Proxies

Our Board of Directors solicits the accompanying proxy for use at the Annual Meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted (1) for the election of the nominees designated below to serve for three-year terms ending 2011, (2) for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008 and (3) at the discretion of the persons indicated on the proxy card, on all other matters that may properly come before the Annual Meeting or any adjournments thereof. A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. You can revoke your proxy or change your vote in one of four ways:

•	you can send a signed written notice of revocation to our corporate secretary (at the address noted below) to revoke your proxy;

•	you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote; or

•	you can attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given, or

•	you can revoke your proxy in person at the Annual Meeting, but attendance at the Annual Meeting alone will not revoke any proxy that you have given previously.

If you choose any of the first two methods, you must take the described action no later than the beginning of the Annual Meeting. If you choose the third or fourth methods, you may be asked to present documents for the purpose of establishing your identity as a NII Holdings stockholder. Before the Annual Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Vice President, General Counsel and Secretary. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our Vice President, General Counsel and Secretary before a vote is taken. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders who do not own shares through a broker and stockholders who own shares through a broker, but whose proxy card does not mention information about Internet or telephone voting, should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by us. We have hired Georgeson Inc. to help us send out the proxy materials and solicit proxies on behalf of the Board of Directors. Georgeson’s fee for this service is $7,000 plus expenses. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

Every stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the Annual Meeting in person.

Record Date, Voting Rights and Outstanding Shares

Our Board of Directors has established the close of business on April 4, 2008, as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only holders of record of our common stock on the record date are entitled to vote at the Annual Meeting. Holders of common stock on the record date are entitled to one vote per share on each matter voted upon at the Annual Meeting. As of the record date, there were 167,191,417 shares of common stock outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the time and place of the Annual Meeting.

Quorum, Voting Requirements and Effect of Abstentions and Broker Non-Votes

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting are present in person or by proxy. At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

A plurality of the votes of the holders of the common stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the election of directors, is required for the election of directors. This means that the nominees for director who receive the greatest number of votes cast will be elected. All other matters will require the approval of a majority of the votes of the record holders present at the meeting, in person or represented by proxy, and entitled to vote on such matters.

Management and the Board of Directors are not aware of any matters to be presented for action at the Annual Meeting other than the matters stated in the Notice of Annual Meeting of Stockholders. If any such matter requiring a vote of the stockholders should properly come before the Annual Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

PROPOSAL I

ELECTION OF DIRECTORS

General

Our Second Amended and Restated Bylaws set our Board of Directors at nine members divided into three classes in accordance with our Certificate of Incorporation, with each class having three directors. In connection with the resignation of John M. Donovan from our Board on March 19, 2008, our Board of Directors took action under our Second Amended and Restated Bylaws to reduce the number of Board members from nine to eight with two classes having three directors and one class (the directors who hold office until 2010) having two directors. The three-year terms of each class are staggered so that the term of one class expires at each Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, has nominated Neal P. Goldman, Charles M. Herington and John W. Risner, each of whom is an incumbent director, for reelection to the board for three-year terms ending 2011.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by our Board of Directors, to the extent consistent with our Restated Certificate of Incorporation and our Second Amended and Restated Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Directors Standing for Reelection — To Hold Office Until 2011

Neal P. Goldman, (38), has served as a director on the board of NII Holdings since 2002. Mr. Goldman joined Brigade Capital Management LLC as a partner in January 2007. From 2001 to June 2006, Mr. Goldman was a managing director in the High Yield Division of MacKay Shields LLC. Prior to joining MacKay Shields LLC, he was a principal in the Special Situations Group of Banc of America Securities from 1999 to 2001. He was previously with Salomon Smith Barney, an investment bank, from 1995 to 1999 where he last served as a vice president on the High Yield Trading Desk. Mr. Goldman also serves as a director on the board of Catalyst Paper Corporation.

Charles M. Herington, (48), has served as a director on the board of NII Holdings since 2003. He has been Executive Vice President, Latin America of Avon Products, Inc., a global beauty company, since March 2008 and was Senior Vice President, Latin America of Avon Products, Inc. from March 2006 until March 2008. From 1999 to February 2006, he was the president and chief executive officer of AOL Latin America. From 1997 until 1999, he served as president of Revlon America Latina. From 1990 through 1997, he held a variety of executive positions with PepsiCo Restaurants International. Mr. Herington is on the board of directors of Molson Coors Brewing Company (formerly Adolph Coors Company).

John W. Risner, (48), has served as a director on the board of NII Holdings since 2002. He is currently the President of The Children’s Tumor Foundation, which he joined in 2004. From 1997 to 2002, he served as senior vice president — portfolio manager at AIG/SunAmerica Asset Management, a money management firm. Prior to that, Mr. Risner was vice president-senior portfolio manager at Value Line Asset Management, a money management firm, where he worked from 1991 to 1997.

Our Board of Directors recommends that the holders of common stock vote “FOR” incumbent directors Neal P. Goldman, Charles M. Herington and John W. Risner.

Directors Not Standing for Reelection — To Hold Office Until 2010

Steven P. Dussek, (51), has been a director on the board of NII Holdings since 1999 and our chief executive officer since February 2008. Mr. Dussek served as president and chief executive officer of Dobson Communications Corporation, a publicly traded wireless telecommunication company, from April 2005 until AT&T acquired Dobson in November 2007. While NII Holdings was a subsidiary of Nextel Communications, Inc., Mr. Dussek served as its chief executive officer and chief operating officer from 1999 until 2000 and as president and chief operating officer from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek also served in various senior management positions with Nextel Communications, including as executive vice president and chief operating officer. From 1995 to 1996, Mr. Dussek served as vice president and general manager of the northeast region for the

PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as a senior vice president and chief operating officer of Paging Networks, Inc., a paging company.

Steven M. Shindler, (45), has been a director on the board of NII Holdings since 1997, chairman of the board since 2002 and executive chairman since February 2008. Mr. Shindler served as our chief executive officer from 2000 until February 2008. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, a bank where he was a managing director in its communications finance group.

Directors Not Standing for Reelection — To Hold Office Until 2009

Carolyn Katz, (46), has served as a director on the board of NII Holdings since 2002. Ms. Katz was a principal at Providence Equity Partners, a private equity firm specializing in media and telecommunications, from 2000 to 2001. From 1984 to 2000, Ms. Katz worked for Goldman Sachs, an investment bank, most recently as managing director. Ms. Katz is on the board of directors of American Tower Corporation, a provider of wireless and broadcast communications infrastructure.

Donald E. Morgan, (39), has served as a director on the board of NII Holdings since 2002. Mr. Morgan is the founder of, and has been a managing partner with, Brigade Capital Management LLC since March 2006. From 2001 to March 2006, he had been senior managing director and co-head of the Fixed Income-High Yield Division of MacKay Shields LLC and had held other positions with MacKay Shields since 1997. Prior to joining MacKay Shields, Mr. Morgan was a high yield analyst with Fidelity Management & Research, an affiliate of the mutual fund company, where he worked from 1994 to 1997.

George A. Cope, (46), has served as a director on the board of NII Holdings since 2004. A Canadian citizen, Mr. Cope currently serves as President and Chief Operating Officer of Bell Canada Corporation. From 2000 to 2005, he was executive vice president of TELUS Corp. and president and chief executive officer of TELUS Mobility. From 1987 to 2000, he served as president and chief executive officer of Clearnet Communications. Prior to joining Clearnet, Mr. Cope served as vice president, Corporate Development at Lenbrook, Inc., a distributor of electronic components, audio and two-way radio products. Mr. Cope is on the board of directors of Bank of Montreal.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law and our Restated Certificate of Incorporation and Second Amended and Restated Bylaws. Members of the Board of Directors are kept informed of our business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Independence

The Board of Directors has determined that six of its eight current members are independent as defined by The Nasdaq Stock Market (“Nasdaq”) listing standards, including the following: George A. Cope, Neal P. Goldman, Charles M. Herington, Carolyn Katz, Donald E. Morgan and John W. Risner. In making that determination, the Board of Directors did not consider any relationships other than those described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee and Nominating Committee are composed entirely of independent directors.

Lead Independent Director

In February 2008, our Board of Directors adopted a policy to provide for a lead director who must be independent, as defined by Nasdaq listing standards. The policy provides that the lead independent director will be selected annually by all of the non-management directors. The non-management members of our Board selected Carolyn Katz as the initial lead independent director. The responsibilities of the lead independent director are to promote strong, independent oversight of our management and affairs. As part of this responsibility, the duties of the lead independent director include:

•	participating in the development and approval of the agenda for meetings of the Board of Directors and the schedule and timing of such meetings;

•	assuring the adequacy of the quality, quantity and timeliness of information provided to non-management directors;

•	convening meetings of non-management directors as necessary and appropriate;

•	presiding at meetings of the Board of Directors at which the chairman is not present;

•	recommending to the chairman the retention of advisors and consultants who report to the Board of Directors;

•	serving as principal liaison between the non-management directors and the chairman;

•	assisting with the development, implementation and compliance with corporate governance policies and practices; and

•	recommending the membership of committees of the Board and committee chairman.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for our directors, chief executive officer, chief financial officer, principal financial and accounting officers, officers and employees, and each of our subsidiaries and controlled affiliates. The Code of Business Conduct and Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. A current copy of our Code of Business Conduct and Ethics may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations.

Only the Board of Directors or the Audit Committee may consider a waiver of the Code of Business Conduct and Ethics for an executive officer or director. If a provision of the Code of Business Conduct and Ethics is materially modified, or if a waiver of the Code of Business Conduct and Ethics is granted to a director or executive officer, we will post a notice of such action on the Investor Relations link of our website at the following address: www.nii.com.

Meeting Attendance

Board and Committee Meetings

During 2007, each member of the Board of Directors attended at least 75% of the aggregate meetings (during the periods for which they served) of the Board of Directors and the committees on which they served. In addition to attending meetings, directors also fulfill their responsibilities by meeting or communicating informally with one another regarding matters of interest or concern to us, by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

Annual Meeting of Stockholders

We encourage members of the Board of Directors to attend the Annual Meeting. Each of the directors then serving on the Board of Directors other than Mr. Morgan attended the 2007 Annual Meeting of Stockholders.

Executive Sessions of the Board

It is the practice of our Board of Directors to have executive sessions where non-employee directors meet on an informal basis at the beginning or end of each regularly scheduled meeting of the Board of Directors. During these executive sessions, directors can discuss matters of interest and concern and meet with and question our employees outside the presence of employee directors and other members of management.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee. Membership on the Board of Directors and each standing committee, as of April 10, 2008, was as follows:

Name	Board		Audit		Compensation		Nominating	Finance

Steven M. Shindler	X	*						X
Steven P. Dussek	X
Neal P. Goldman	X				X		X
Charles M. Herington	X				X	*	X
Carolyn Katz	X		X	*			X	X
Donald E. Morgan	X		X					X
John W. Risner	X		X					X	*
George A. Cope	X				X
Total Number of Meetings in 2007	11		9	(1)	8		3	5

*	Chairman

(1)	During 2007, the Audit Committee also held private meetings with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our financial statements and related disclosures and our accounting, auditing, and reporting practices. The Audit Committee’s role includes discussing with management our processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements and for the oversight of our internal audit function. The Audit Committee relies on the expertise and knowledge of management and the internal auditors in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the written charter adopted by the Board. A current copy of the Audit Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations.

The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are independent as defined by regulations of the Securities and Exchange Commission and the Nasdaq listing standards. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Carolyn Katz, Donald E. Morgan and John W. Risner each qualifies as an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

The Audit Committee is authorized to engage or consult from time to time, as appropriate, at our expense, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	review and approve the compensation of our chief executive officer and all other executive officers;

•	review and approve executive bonus plan allocations for our chief executive officer and all other executive officers and review and approve the bonus plan terms for all other employees;

•	oversee and advise the Board of Directors on the adoption of policies that govern our compensation programs;

•	oversee the administration of our equity-based compensation and other benefit plans;

•	approve grants of stock options and stock awards to our directors, officers and employees under our stock plan;

•	produce the report on executive compensation required by the rules and regulations of the Securities and Exchange Commission; and

•	review the disclosures relating to executive compensation contained in the Compensation Disclosure and Analysis with management and recommend that those disclosures be included in our annual proxy statement.

The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee operates under a written charter adopted by the Board. A current copy of the Compensation Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations. The Board of Directors, in its business judgment, has determined that all of the members of our Compensation Committee are independent, as defined in the Nasdaq listing standards.

Nominating Committee

The Nominating Committee develops qualifications for director candidates and recommends to the Board of Directors persons to serve as our directors. The Nominating Committee operates under a written charter adopted by the Board. A current copy of the Nominating Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations. The Board of Directors, in its business judgment, has determined that all of the members of the Nominating Committee are independent, as defined in the Nasdaq listing standards.

The Nominating Committee has set forth guidelines for the evaluation of potential nominees. These guidelines set forth standards by which potential nominees are to be evaluated, including the following:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s independence from our company under the Nasdaq listing standards;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, taking into account, among other things, the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

It is the policy of the Nominating Committee to consider candidates recommended by stockholders. Stockholders entitled to vote for the election of directors may submit candidates for consideration if we receive written notice, in proper form, for each such recommended nominee. If the notice is not written and in proper form, then the Nominating Committee cannot consider the nominee. To be in proper form, the notice must include (1) each nominee’s written consent to be named as a nominee and to serve, if elected, (2) the name and address of the stockholder making the nomination and evidence of share ownership pursuant to the requirements of Rule 14a-8 of the Securities and Exchange Commission relating to stockholder proposals, and (3) information about the person nominated for election conforming with the Securities and Exchange Commission’s biographical requirements for directors. All stockholder nominations should be sent to:

Vice President, General Counsel and Secretary
NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, Virginia 20190

Finance Committee

The primary responsibilities of the Finance Committee are to consult with and provide guidance to management with respect to our capital requirements and financing efforts. The Board of Directors may also delegate its power to the Finance Committee to approve the pricing and other terms of various financing transactions.

Communications with the Board of Directors

Stockholders may communicate directly with the Board of Directors. All communications should be directed to our Vice President, General Counsel and Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Vice President, General Counsel and Secretary will be forwarded to the specified party following its clearance through normal security procedures used for regular mail. The communication will not be opened, but rather will be forwarded unopened to the intended recipient. Stockholder communications to the Board of Directors should be sent to:

Vice President, General Counsel and Secretary
NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, Virginia 20190

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for the development, oversight and implementation of our compensation program for executive officers, including our executive chairman, chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services, who we refer to as the named executive officers, and in that role annually reviews and establishes the compensation of our executive officers. The Compensation Committee is committed to a philosophy that links a significant portion of each executive’s compensation to corporate performance. That philosophy guides the Compensation Committee’s discussions and determinations with respect to executive compensation.

The Compensation Committee’s primary goals in structuring compensation for executives are to attract, motivate and retain qualified and experienced executives and to provide executives with meaningful and competitive financial rewards for superior performance. To achieve these goals, the Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of the company and our stockholders. In 2007, the Compensation Committee approved an executive compensation program that consisted of base salaries, an annual cash bonus plan with payouts based on performance against defined targets and long-term equity incentive awards of stock options and restricted stock.

A discussion of the principles, objectives, components, analyses and determinations of the Compensation Committee with respect to executive compensation are included in the Compensation Discussion and Analysis that follows this Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our 2007 annual report on Form 10-K or proxy statement for the 2008 annual meeting of stockholders.

Compensation Committee

Charles M. Herington, Chairman
George A. Cope
Neal P. Goldman

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors annually, or more frequently, reviews and establishes the salary and other compensation of our executive officers, including the named executive officers, and provides oversight of our equity based compensation programs for other employees.

Compensation Objectives and Philosophy

In making its determinations relating to executive compensation, the Compensation Committee’s principal compensation objectives are to:

•	align executive pay with corporate and stockholders’ interests;

•	recognize individual initiative and achievements;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve defined common corporate goals.

To achieve these objectives the Compensation Committee has followed a philosophy that focuses on an executive’s total compensation, including cash and non-cash compensation, from all sources and that links a significant portion of each executive’s compensation to corporate performance.

In particular, the Compensation Committee believes that total compensation for each executive should generally be set at a level commensurate with the executive’s and our performance and comparable to the total compensation paid by a peer group of companies to executives in similar positions and with similar levels of experience. The Compensation Committee also believes that the greater portion of our executives’ compensation should be at risk, so base salary and annual bonus components are generally a relatively smaller portion, and the long-term equity incentives are a relatively larger portion, of total compensation than is the case for the executives employed by the peer companies.

The Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including payments that may be made in connection with an executive’s termination, in connection with a change of control or in other circumstances as described below in “— Severance Plans” when determining total compensation. The Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies including those in the peer group companies.

Our current compensation program does not provide for the reduction or recovery of payments and awards made to our executives in the event that our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment. In the future, we may consider the adoption of a policy regarding recovery of payments or awards to our executives in those circumstances.

Setting Executive Compensation

When determining each executive’s total compensation and mix of compensation components, the Compensation Committee looks to a number of factors to be sure it is effectively implementing our executive compensation philosophy. Those factors include the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•	the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historic cash and equity compensation levels of the executive and similarly situated executives; and

•	comparative industry market data, which is used to assess compensation competitiveness.

The Compensation Committee also takes into consideration, among other things, the recommendations made by the chief executive officer (with respect to the compensation of executives other than the chief executive officer), recommendations of our human resources professionals and the advice and recommendations of its executive compensation consultant.

Role of the Compensation Consultant

The Compensation Committee has engaged Mercer Consulting, an outside global human resources consulting firm, to conduct an annual review of the Company’s executive compensation program. In connection with its review, Mercer Consulting advises the Compensation Committee as to the competitiveness of executive compensation packages and provides the Compensation Committee with data relating to the total compensation levels and relative amounts of cash and equity compensation earned by executives in comparable positions within the peer group of companies described below as well as information regarding industry trends relevant to executive compensation. Specifically, Mercer Consulting provides the Compensation Committee with, among other things, the following analyses that assess the competitiveness of our senior executives’ compensation:

•	a comparison of our performance with that of the peer group of companies over one and three year periods with respect to several performance measures including with respect to revenues, revenue growth, return on each of invested capital, assets and equity and total shareholder return; and

•	a comparison of each named executive’s cash and non-cash compensation and total compensation with that of the comparable executives at the peer group companies over one and three year periods including a ranking of each component of the executive’s comparison relative to the comparable executives in the peer group and a comparison of our executive’s total compensation relative to that of the executives in the peer group companies taking into account our performance in comparison to that of the peer group companies.

In making these comparisons, Mercer Consulting utilizes the reported information included in the peer group companies’ public filings with certain adjustments that are designed to normalize the information to take into account differences in valuation techniques we use compared to those used by the peer group companies and differences in the terms of the compensation arrangements used by the peer group companies. These adjustments are designed to improve the comparability of our compensation components with those utilized by the peer group companies.

Use of Comparative Industry Data

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates the compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee with assistance from its executive compensation consultants. The peer group is focused principally on high performing public companies selected from the NASDAQ 100 and includes those in the telecommunications or related industries and companies that are similar to us in size in terms of revenues, assets or other characteristics and complexity or companies with similar market capitalizations and other characteristics. In 2007, the following companies were selected as the peer group for purposes of collecting comparative industry market data:

American Power Conversion Corporation	Marvell Technology Group LTD
Autodesk Incorporated	Network Appliance Incorporated
Broadcom Corporation	Patterson Companies, Incorporated
Dentsply International Incorporated	Sandisk Corporation
Dobson Communications Corporation	Sigma-Aldrich Corporation
Fastenal Company	Tellabs Incorporated
IDT Corporation	United States Cellular Corporation
Level 3 Communications, Inc.

The financial performance measures used by the Compensation Committee to evaluate our performance in comparison to the performance of the peer group companies include revenue growth, return on invested capital, and return on assets, return on equity and total stockholder return.

Determination of Total Compensation and Compensation Components

The Compensation Committee sets total compensation ranges for our executive officers based on factors such as the competitive environment, historic compensation levels of the executive and similarly situated executives, individual performance, and the compensation levels contemplated by the Company’s annual budget. Based on these criteria and the financial performance measures used to evaluate our performance in comparison to the peer group of companies, the Compensation Committee establishes the total compensation ranges for each executive based on the ranking of the company’s performance within, and the comparable compensation amounts for similarly situated executives within, the peer group. In some instances, adjustments are made to the total compensation ranges to take into account the executive’s tenure, experience, responsibilities of the position and other contributions.

Once total compensation ranges are set for executive officers, the Compensation Committee determines how that compensation will be allocated among the principal components of our compensation program, which include:

•	base salaries;

•	annual cash incentive payments in the form of annual bonuses; and

•	long-term equity incentives in the form of restricted stock and nonqualified stock options.

The Compensation Committee allocates the executives’ total compensation among components of executive compensation to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives consistent with our overall philosophy on executive compensation. This allocation is designed to ensure that a significant portion of each executive’s total compensation is tied to our performance and to the creation of stockholder value. We differentiate the composition of compensation among the members of the executive team based on each executive’s position and responsibility, with executives at higher compensation levels having a greater percentage of both their total compensation and cash compensation tied to corporate performance. Accordingly, executives with greater roles and responsibilities associated with achieving our performance targets bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the long-term incentive compensation component of executive compensation becomes more significant because our most senior executives have the greatest influence on our strategic performance over time.

As a matter of process, the Compensation Committee begins the allocation of the executive’s total compensation among the components of executive compensation by setting base salary and annual target bonus amounts for each executive. Base salary is based primarily on historic base salary levels with adjustments to reflect customary annual increases consistent with our annual budget for base salary increases; to recognize outstanding individual performance or expanded duties; or to address changes in the competitive marketplace. Incremental amounts paid to executives who work outside the United States to compensate them for the additional costs and other obligations relating to those assignments — such as amounts paid for security services, housing costs, travel costs and certain related tax obligations — are not taken into consideration in determining base salary and are not used in calculating the annual target bonus amounts as described below.

The annual target bonus amount for each executive officer is determined by multiplying his or her base salary by the target bonus percentage applicable to that position. The Compensation Committee, in consultation with our senior executives, designs the annual bonus program to provide incentives to achieve the corporate performance goals established by our Board of Directors. As described in more detail below, the target bonus percentages for the executive officers range from 50% to 80% based on position.

Consistent with the Compensation Committee’s view that the greater portion of executive compensation should be at risk, the base salary and annual bonus components of total compensation are generally below the 75th percentile of the comparable amounts for executives within the peer group of companies while the total compensation is generally between the 75th and 90th percentile of those comparable amounts, resulting in a relatively greater proportion of the executive’s total compensation being allocated to long-term equity incentives. The resulting increased emphasis on stock option grants is consistent with our compensation philosophy because stock options require stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and stockholder interests. Restricted stock awards provide a similar alignment of interests while providing a substantial retention incentive through their vesting terms.

To determine the amount of the long-term equity incentives for each executive officer, including grants of restricted stock and nonqualified stock options, the equity compensation target amount is calculated by subtracting the cash components of compensation (i.e., base salary and the target annual bonus amount) for each executive officer from the total compensation target range for that executive officer.

The value of the outstanding restricted stock grants made to each executive and allocated to the current year is then determined. This amount is calculated by allocating the value of each restricted stock grant made to the executive, which is determined based on the aggregate value of the underlying common stock on the date of grant, ratably over the applicable vesting period of the restricted stock grant. The amount includes a portion of value of grants of restricted stock made in prior years that is attributable to the current year based on the vesting schedule of the relevant restricted stock grants. That allocated amount is then subtracted from the equity compensation target amount for the executive.

The number of shares subject to grants of nonqualified stock options to each executive officer is then determined by dividing the remaining equity compensation target amount by the fair market value per option. As described in more detail below, the fair market value per option is determined using the Black-Scholes-Merton option pricing model. The number of options determined under this formula is then compared to the annual grants made to that executive officer in prior years and to the grants proposed to be made to other executive officers to ensure equity/parity among similarly situated executives. In the case of executive officers other than the chief executive officer, the amount of the proposed grant is also reviewed in light of the recommendations of the chief executive officer.

As a result of this process, the sum of the values of the base salary, the target bonus amount, the value of the restricted stock grants allocable to the year and the fair market value of the option grant are generally within the total compensation target range for the executive officer for that year.

2007 Executive Compensation

Total Compensation

In 2007, the Compensation Committee established the total compensation ranges to fall generally between the 75th and 90th percentile of the comparable compensation amounts for similarly situated executives within the peer group of companies with adjustments based on the executive’s tenure, position, skills, experience, attainment of goals and other contributions. The Compensation Committee based its decision to use this range of comparable compensation percentages on our performance in comparison to the performance of peer group companies with respect to revenue growth, return on invested capital, return on assets, return on equity and total stockholder return. In particular, in making the comparisons with the peer group, the Committee considered our ranking in comparison to the peer group in relation to each of these performance measures individually and in the aggregate. In making the comparisons of the individual named executives’ compensation to that of the executives at the peer group companies, the Compensation Committee took into account both the overall level of compensation paid to the named executive officers within the peer group companies and the nature of the positions held by the executives at the peer group companies in comparison to the positions held by our named executive officers. The comparable compensation amounts for the peer group executives were determined using information reported by the peer group companies as adjusted and normalized to take into account differences in valuation techniques we use compared to those used by the peer group companies and differences in the terms of the compensation arrangements used by the peer group companies.

In making the 2007 executive compensation decisions, the Compensation Committee relied primarily on the relative ranking of our performance compared to the peer group companies using the performance measures described above. Based on that comparison, the Compensation Committee set the total compensation level for each of our named executive officers between the 75th and 90th percentiles taking into consideration the Compensation Committee’s assessment of the individual performance of each of our named executive officers during 2006. Based on this assessment, the Compensation Committee set Mr. Shindler’s total compensation level at the 80th percentile of the comparable compensation amounts of similarly situated executives at the peer group companies, adjusted as discussed above. The total compensation levels set by the Compensation Committee for each of Messrs. van Gemert, Felipe and Foyo ranged from the 77th percentile to the 85th percentile of the comparable compensation amounts of similarly situated executives at the peer group companies with those adjustments. Mr. Siliezar’s total compensation level was set by the Compensation Committee based on his new role as our vice president of business development. Mr. Hemmady’s total compensation level for 2007, which was negotiated in conjunction with his hiring as our chief financial officer in May of 2007, was generally consistent with the range of compensation levels in comparison to the similarly situated executives at the peer group companies that was used for our other named executive officers.

The annual total compensation level for our named executive officers for 2007 (effective from April 1, 2007 through March 31, 2008, except as noted below) and the percentage change from 2006 are as follows:

	2007 Total
	Compensation	Percent Change
Name and Position	Level(1)	From 2006

Steven M. Shindler(2)	$9,657,371	23.7%
Chief executive officer
Gokul Hemmady(3)	$3,074,000	N/A
Vice president and chief financial officer
Byron R. Siliezar(4)	$2,445,460	(22.1)%
Vice president of business development
Lodewijk van Gemert	$4,271,797	(17.1)%
Chief operating officer and president
Jose Felipe	$2,946,737	(4.8)%
President, Nextel Mercosur
Peter Foyo	$3,111,315	(2.6)%
President, Nextel Mexico

(1)	The total compensation level is calculated as the sum of (a) base salary, (b) the target annual bonus amount for the year assuming a payout of 100%, (c) the value of the portion of each restricted stock grant made to the executive in the current or prior year that is allocable to the applicable year, and (d) the fair market value of the option awards made during the applicable year determined on the date of grant using the Black-Scholes method under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R, but disregarding estimated forfeitures related to service-based vesting conditions and with certain adjustments as noted below.

(2)	Amounts in 2007 for Mr. Shindler include the full value of the options to purchase 185,000 shares of our common stock granted to him on April 25, 2007. On February 11, 2008, Mr. Shindler surrendered, without consideration, options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007. The surrender of options was made by Mr. Shindler in connection with his transition to a new position as Executive Chairman of NII Holdings, Inc. Amounts for Mr. Shindler do not include the value relating to the personal use of our corporate aircraft and reimbursements for taxes relating to imputed income for personal use of our corporate aircraft.

(3)	Mr. Hemmady was hired to serve as our Vice President and Chief Financial Officer effective May 21, 2007. Mr. Hemmady’s compensation for 2007 was set in connection with his hiring and not as part of the annual compensation review process. Accordingly, his annual total compensation amount assumes a full year of compensation at the levels and on the terms established when he joined the company.

(4)	Mr. Siliezar stepped down as Chief Financial Officer effective May 21, 2007 to become our Vice President of Business Development.

Base Salary

In 2007, the Compensation Committee determined that executive base salaries for executive officers should be targeted at levels consistent with the historic compensation levels adjusted to reflect customary annual increases that were consistent with our budget for base salary increases.

The annual base salaries for our named executive officers for 2007 (effective from April 1, 2007 through March 31, 2008), the percentage change from 2006 and the percentage of total compensation base salaries represented are as follows:

	2007 Annual	Percent Change	Percent of Total
Name	Base Salary	From 2006	Compensation

Steven M. Shindler	$720,000	5.1%	7.5%
Gokul Hemmady	$400,000	N/A	13.0%
Byron R. Siliezar	$367,579	0.0%	15.0%
Lodewijk van Gemert	$432,042	5.0%	10.1%
Jose Felipe	$386,082	5.0%	13.1%
Peter Foyo	$367,500	5.0%	11.8%

Annual Bonus

In 2008, cash bonuses were paid to our executive officers (other than Mr. Siliezar) for the achievement of certain corporate financial and operating targets relating to our 2007 fiscal year (the “2007 Bonus Plan”). In February 2007, the Compensation Committee determined that the criteria relating to our performance that were used to determine the amounts paid under our 2007 Bonus Plan to executive officers located at our headquarters. These criteria were consolidated operating income before depreciation and amortization, or consolidated OIBDA, consolidated net subscriber additions, consolidated OIBDA margin, headquarters operating expenses and succession planning. For executive officers who are responsible for operations in one or more countries, the criteria relating to our performance that were used to determine the amounts paid under the 2007 Bonus Plan were OIBDA, net subscriber additions and OIBDA margin for the applicable country as well as consolidated OIBDA, consolidated net subscriber additions, and consolidated OIBDA margin. The bonus criteria, each of which is weighted, also include a component based on our ongoing management succession planning activities. The targeted amounts for each of Messrs Shindler, Hemmady and van Gemert, the named executive officers located at headquarters who received bonus payments, were as follows (dollar amounts in millions):

			Consolidated
			Net		Consolidated		HQ
	Consolidated		Subscriber		OIBDA		Operating		Succession
Named Executive Officer	OIBDA	Weight%	Additions	Weight%	Margin	Weight%	Expenses	Weight%	Planning	Weight%

Steven M. Shindler	$870	45%	1,130,152	35%	35.5%	5%	$(143)	5%	N/A	10%
Gokul Hemmady	$870	45%	1,130,152	35%	35.5%	5%	$(143)	5%	N/A	10%
Lodewijk van Gemert	$870	45%	1,130,152	35%	35.5%	5%	$(143)	5%	N/A	10%

The targeted amounts for Messrs Felipe, who was the named executive officer responsible for our operations in the Mercosur region (which consists of Argentina, Brazil and Chile) and Mr. Foyo, who was the named executive officer responsible for our operation in Mexico, were as follows (dollar amounts in millions):

			Consolidated				Country/		Country/
			Net		Country/		Region Net		Region
	Consolidated	Weight	Subscriber	Weight	Region	Weight	Subscriber	Weight	OIBDA	Weight	Succession	Weight
Named Executive Officer	OIBDA	%	Additions	%	OIBDA	%	Additions	%	Margin	%	Planning	%

Jose Felipe	$870	10%	1,130,152	5%	$269	40%	516,787	25%	27.2%	10%	N/A	10%
Peter Foyo	$870	10%	1,130,152	5%	$719	40%	509,822	25%	42.2%	10%	N/A	10%

The 2007 Bonus Plan was designed to provide incentive bonuses that would reward executives for superior achievement and be competitive as compared to bonuses paid by the peer group of companies established by the Compensation Committee, while being consistent with the Compensation Committee’s views on the appropriate levels of total compensation. The performance measures and the target amounts used for the 2007 Bonus Plan were initially developed and recommended by our senior executives in December 2006 based on their assessment of our 2007 operating and financial goals that were included in our operating budget for 2007. These proposals were evaluated by the Compensation Committee, with the input of its outside compensation consultants, in light of the Compensation Committee’s overall compensation philosophy of placing greater weight on the “at risk” components of compensation and our short and long term strategies and goals. This review resulted in the Compensation Committee’s determination that 2007 incentive bonuses for the named executive officers should be targeted at the following percentages of base salary for each of the named executive officers: Mr. Shindler — 80%; Mr. van Gemert — 60%; Mr. Felipe — 50% and

Mr. Foyo — 50%. The Compensation Committee conducted a similar evaluation and review in connection with the hiring of Mr. Hemmady and targeted his 2007 incentive bonus at 60% of his annual base salary. Under the terms of the 2007 Bonus Plan the payout could range from 80% to 120% of the target bonus amounts based on the percentage of the specific target performance goals achieved. The minimum achievement required to qualify for any bonus payment was 80% of the specified target performance goals under the 2007 Bonus Plan. The maximum payout of a bonus was 120% of the target bonus amounts which required achievement of at least 120% of the specified target performance goals under the 2007 Bonus Plan.

To determine bonus amounts earned by our executive officers during the plan year, the Compensation Committee meets following the fiscal year end to review our financial and operating performance as compared to the applicable performance measures and to discuss performance factors and other criteria related to the award of bonuses. In some instances, the Compensation Committee, upon the recommendation of management, makes adjustments to the bonus payments based on, among other things, changes in our corporate goals and business conditions during the course of the bonus plan year if it concludes that such adjustments are appropriate and are consistent with our overall goals and strategy. The Compensation Committee considers, but is not bound by, the recommendations of executive officers, including the chief executive officer, with respect to the payment or amounts of bonuses to executive officers.

In 2007, the company achieved on a consolidated basis 113% of the performance target for OIBDA, 114% of the performance target for net subscriber additions, 100% of the performance target for OIBDA margin, 102% of the performance targets relating to both headquarters operating expenses and 100% of its performance target related to succession planning. Nextel Mexico achieved 103% of its performance target for OIBDA (after adjustment to take into account the impact of a significant increase in the number of net subscriber additions by Nextel Mexico that was approved subsequent to the creation of the 2007 Bonus targets) and 117% of its performance target for net subscriber additions, but it did not achieve its performance target for OIBDA margin. The Mercosur region achieved 120% of the performance target for OIBDA, 109% of the performance target for net subscriber additions, and 103% of the performance target for OIBDA margin. Based on these results, and giving effect to certain adjustments approved by the Compensation Committee to reflect changes in corporate goals and business conditions during 2007, the named executive officers’ bonus payouts under the 2007 Bonus Plan ranged from 98% to 113% of the target bonus amounts, which were based on predetermined percentages of base salary as described above. Based on the foregoing, the bonuses awarded to the named executive officers for 2007, the percentage changes from 2006 and the percentage of total compensation the bonuses represented were as follows:

			Percent of
		Percent Change	Total
Name	2007 Bonus	From 2006	Compensation

Steven M. Shindler	$599,040	8.2%	6.2%
Gokul Hemmady(1)	$167,232	N/A	5.6%
Byron R. Siliezar(2)	$0	N/M	N/M
Lodewijk van Gemert	$269,594	5.0%	6.3%
Jose Felipe	$218,136	4.1%	7.4%
Peter Foyo	$180,075	(2)%	5.8%

(1)	Mr. Hemmady’s bonus award reflects the prorated amount based on his service from May 1, 2007 through December 31, 2007. Had Mr. Hemmady been employed for the full year, his bonus award would have been $249,600, which would have represented 8.3% of his total compensation.

(2)	Mr. Siliezar was not entitled to receive a bonus award for 2007 because he was no longer employed by the Company on the date the bonus was paid.

The percentages of annual base salary used to determine the 2007 annual bonus targets were consistent with those used in 2006. Accordingly, the change in the bonus amounts paid in 2007 relative to 2006 was primarily due to a combination of the increases in the executive officers’ base salaries and our performance in 2007 in comparison to the 2007 operating targets.

Long-Term Equity Incentives

The Compensation Committee provides equity-based incentives to executive officers through the 2004 Incentive Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. The Compensation Committee assigns a value to the grant of stock options based on the Black-Scholes-Merton option-pricing model using the same assumptions that we use in calculating the compensation expense attributable to such grants under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R, except that for purposes of this analysis, we disregard estimated forfeitures related to service-based vesting conditions and use the full 10 year term as the expected life of the option so our calculations generate an assumed value that is higher than the value that is used to calculate the expense pursuant to under SFAS 123R.

In keeping with the Compensation Committee’s general practice regarding long-term equity incentives discussed above, the relative amounts of executive compensation allocated to long-term equity in 2007 were determined by subtracting base salary and bonus potential from the total compensation set for each executive officer by the Compensation Committee. The remaining amount of compensation was allocated to long-term equity. The Compensation Committee considered the long-term equity incentives available under the 2004 Incentive Compensation Plan and granted non-qualified stock options to our executive officers. The Compensation Committee uses grants of restricted stock as a long term retention incentive that is attributable to a number of years rather than a component of annual compensation for the particular year of grant, although, as described above, the portion of the value of current or previous grants of restricted stock allocable to the year is taken into account in determining annual compensation for that year. Consistent with this approach, no grants of restricted stock were made during 2007 other than the grant of restricted shares to Mr. Hemmady in connection with the commencement of his employment with the Company.

The 2007 stock option awards to executive officers vest 25% per year for four years on each anniversary of the date of grant. The stock options were granted at the closing market price on the date of grant and expire after ten years. Consistent with prior grants, the restricted stock award to Mr. Hemmady will vest on the third anniversary of the date of the award, which was the date of the commencement of his employment with the Company. The vesting of the stock options and restricted stock is not conditioned on any individual performance of the executive or on our financial or operating performance.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards has been to make grants of nonqualified stock options and/or awards of restricted stock to executive officers once each year in late April, which has historically coincided with scheduled meetings of the Board of Directors and various committees, including the Compensation Committee. Non-employee directors also typically received annual grants of stock options in connection with the April board meetings. In the future, we expect to continue the practice of making grants of options and/or awards of restricted stock at our regular Board of Directors and committee meetings scheduled in April of each year. Awards of stock options or other equity incentives to new executive officers and directors occur at the time of the person’s appointment or election as an executive officer or director. In addition, our chief executive officer may grant, under authority delegated to him by the Compensation Committee, a limited number of stock options (not to exceed 10,000 shares in any single grant and 100,000 shares in the aggregate, with such aggregate amount subject to renewal by the Compensation Committee from time to time) to employees who are not executive officers. Pursuant to the 2004 Equity Plan, the exercise price of all stock options is not lower than the closing market price of our stock on the date of grant.

In 2007, the Board and committee meeting at which the equity grants were made occurred on April 25, 2007. With the exception of Mr. Hemmady, who received grants of stock options and restricted stock upon the commencement of his employment on May 21, 2007, grants of nonqualified stock options to executive officers and directors for 2007 were made by the Compensation Committee on April 25, 2007. Non-employee directors serving on the Board of Directors as of the annual meeting of stockholders also received grants of stock options on April 25, 2007. The exercise price of these stock options for each grant was the closing market price on the date of grant.

We also follow a practice of disclosing our financial results for the first quarter of the fiscal year following the April Board of Directors meeting at which time those results are discussed. The 2007 first quarter earnings release was made publicly available on April 26, 2007. Although the members of the Compensation Committee were aware of the impending release of information relating to first quarter results at the time grants of stock options were made, the Compensation Committee did not use such information in determining the amount of the awards to be made to executive officers and directors for that fiscal year nor did the Compensation Committee withhold the making of grants to confer a benefit on the recipient of a grant or avoid a loss in value of a grant.

We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the option grant, depending on whether the information is favorable or unfavorable. However, we believe that the April Board of Directors meeting is an appropriate time during the year to make option grants and that a consistent application of our option granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The stock options granted by the Compensation Committee are designed to create incentives for the creation of long-term stockholder value and contain delayed vesting provisions that prevent recipients of stock options from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of options based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Nonqualified stock options are always granted at the closing price of our common stock on the date of grant.

Executive Stock Ownership Guidelines

In October 2004, we adopted an executive target stock ownership program that requires our executive officers to attain designated stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, the executive officers covered by the program are expected to reach the targeted ownership levels based on specific share value targets per executive officer level. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership and vested options where the exercise price is lower than the fair market value of our common stock. The penalty for non-compliance of our policy may include a discontinuation of future equity grants until compliance is achieved.

The executive stock ownership guidelines required that Mr. Shindler reach a targeted stock ownership level with a value equal to two times his base salary by December 31, 2005, a value equal to four times his base salary by December 31, 2007 and a value equal to five times his base salary by December 31, 2009. For the remaining named executive officers other than Mr. Hemmady, the program required the executive officer to reach a targeted stock ownership level with a value equal to his base salary by December 31, 2005, a value equal to two times his base salary by December 31, 2007 and a value equal to three times his base salary by December 31, 2009. Mr. Hemmady is required to reach a targeted stock ownership level with a value equal to his base salary by the third anniversary of his election as an executive officer, a value equal to two times his base salary by the fourth anniversary of his election as an executive officer and a value equal to three times his base salary by the fifth anniversary of his election as an executive officer. All of the named executive officers met these requirements as of December 31, 2006 and all named executive officers other than Mr. van Gemert and Mr. Foyo met these stock ownership requirements as of December 31, 2007. As a result of purchases of shares made on February 29, 2008, Mr. van Gemert and Mr. Foyo met these requirements as of that date.

The share targets for the named executive officers who are currently employed by the Company and the percentage of the target attained at December 31, 2007, based on the base salary levels paid in 2007 and the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2007 of $48.32 are as follows:

			Percent of			Percent of
			2007 Target			2009 Target
Name	2007 Target		Attained	2009 Target		Attained

Steven M. Shindler		$2,880,000	165%		$3,600,000	132%
Gokul Hemmady	$	N/A	N/A	$	N/A	N/A
Lodewijk van Gemert		$864,084	89%		$1,296,126	60%
Jose Felipe		$772,164	125%		$1,158,246	83%
Peter Foyo		$735,000	82%		$1,102,500	55%

Our corporate policy that applies to trading in our stock by executive officers restricts the hedging by the named executive officers of the economic risk of ownership of our common stock.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has implemented a compensation program that links a substantial portion of each executive’s compensation to performance. We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 100% of each employee’s contributions to the 401(k) plan up to a maximum of 4% of the employee’s base salary. The employer matching contribution vests based on the employee’s years of service. Our matching contribution for 2007 for named executive officers was $40,020 in the aggregate.

Our Board of Directors has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

Severance Plans

We previously adopted two severance plans that provide for the payment of severance benefits to employees, including our executive officers, if their employment is terminated in specified circumstances. One plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause for certain reasons and the other plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause, or if the executive officer terminates his or her employment with good reason, in connection with a change of control. The two severance plans are mutually exclusive. These arrangements have been in place for several years and were not modified in 2007. While the Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including termination and change of control arrangements, in performing its annual evaluation of the total compensation that may be realized by our executive officers, the Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies including those in the peer group. A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found below under the caption “Executive Compensation — Potential Payments under Severance Plans.”

Annual Compensation of Executive Officers

Summary Compensation Table

In the table below and discussion that follows it, we summarize the compensation earned during 2007 by our chief executive officer, each of the individuals who served as our chief financial officer during the year, and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2007. We refer to these individuals in this proxy statement as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	(1)($)	(2)($)	(3)($)	($)	(4)($)	($)

Steven M. Shindler(5)	2007	711,250	n/a	1,647,179	3,023,735	599,040	n/a	198,201	6,179,405
Chief executive officer	2006	657,438	n/a	2,111,938	1,851,556	553,480	n/a	74,690	5,249,102
Gokul Hemmady(6)	2007	247,179	200,000	323,532	229,292	167,232	n/a	10,867	1,178,102
Vice president and chief financial officer
Byron R. Siliezar(7)	2007	316,212	n/a	(38,168)	307,384	-0-	n/a	12,956	598,384
Vice president of	2006	363,203	n/a	874,163	865,328	229,369	n/a	8,800	2,340,863
business development
Lodewijk van Gemert	2007	426,899	n/a	1,191,145	1,724,662	269,594	n/a	4,285	3,616,585
President and	2006	406,571	n/a	1,553,653	1,215,286	256,757	n/a	1,306	3,433,573
chief operating officer
Jose Felipe	2007	381,486	n/a	564,937	1,164,590	218,136	n/a	468,549	2,797,698
President, Nextel	2006	363,320	n/a	682,063	818,549	209,587	n/a	423,711	2,497,230
Mercosur
Peter Foyo	2007	363,125	n/a	605,784	1,263,881	180,075	n/a	238,952	2,651,817
President, Nextel	2006	345,000	n/a	808,414	885,478	183,750	n/a	279,473	2,502,115
Mexico

(1)	The amounts in this column reflect the dollar amount of compensation expense recognized during the applicable year for financial reporting purposes under SFAS 123R with respect to awards of restricted common stock held by each of the named executive officers, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. Additional information regarding the awards of restricted common stock to the named executive officers in 2007 is included in the Grants of Plan-Based Awards table below. The amount in this column listed for Mr. Siliezar represents expense recognized in 2006 which the Company was able to reverse in 2007 when Mr. Siliezar resigned his position with the company and his unvested restricted stock grant was forfeited.

(2)	The amounts in this column reflect the dollar amount of compensation expense recognized during the applicable year for financial reporting purposes under SFAS 123R with respect to awards of options to purchase shares of common stock held by each of the named executives, but disregarding estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining these amounts are described in footnote 12 to our consolidated financial statements included in our 2007 annual report on Form 10-K. Additional information regarding the awards of options to purchase common stock to the named executive officers in 2007 is included in the Grants of Plan-Based Awards table below.

(3)	The amounts in this column represent the bonus that we paid under our annual incentive compensation plan. The bonus is predicated on a predetermined percentage of base salary based on achievement of operating unit and/or consolidated performance goals. Additional information on this non-equity incentive plan compensation is included in our “Compensation Discussion and Analysis” section above. Mr. Siliezar was not entitled to receive a bonus award for 2007 under our annual incentive compensation plan because he was no longer employed by the Company on the date the bonus was paid.

(4)	Except as described below, the dollar value of perquisites and other personal benefits received by each of the named executive officers did not exceed $10,000.

For Mr. Shindler, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,000, payments made with respect to routine comprehensive annual physical examinations and related expenses, $174,000 relating to the personal use of our corporate aircraft and $11,731 of reimbursements for taxes relating to imputed income for personal use of our corporate aircraft. Personal use of our corporate aircraft is valued based on the aggregate incremental cost to us on a fiscal-year basis. The incremental cost to us of personal use of our corporate aircraft is calculated based on our variable operating cost, which includes the cost of fuel, trip-related maintenance, crew travel, landing and ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilot salaries and aircraft purchase and lease costs, are excluded from this calculation. The amount attributable to personal use of our corporate aircraft relates to use of the aircraft by Mr. Shindler pursuant to his compensation arrangements, which allow him to use of the aircraft solely for purposes of commuting between his home and our headquarters, and is independent of the use of the corporate aircraft by Mr. Shindler pursuant to the charter arrangements described below in “Certain Relationships and Related Transactions — Executive Charters of Company Aircraft.”

For Mr. Hemmady, the amount in this column includes an employer 401(k) matching contribution in the amount of $4,020 and payments made for his relocation in the amount of $6,847.

For Mr. Siliezar, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,000 and payments made with respect to a routine comprehensive annual physical examination.

For Mr. Felipe, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,000, a foreign services differential, tax gross ups including amounts payable with respect to Medicare taxes due with respect to the foreign service related payments and personal travel costs reimbursements to Mr. Felipe as follows:

	Foreign Services	Tax	Personal
Year	Differential	Gross-Up	Travel Costs	Total

2007	$324,000	$65,063	$70,486	$468,549

For Mr. Foyo, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,000, a housing allowance, utilities reimbursements, a foreign services differential, tax gross ups including amounts payable with respect to Medicare taxes due with respect to the foreign service related payments and personal travel costs reimbursements to Mr. Foyo as follows:

	Housing	Foreign Services	Tax	Personal
Year	and Utilities	Differential	Gross-Up	Travel Costs	Total

2007	$95,514	$77,210	$24,447	$32,781	$238,952

(5)	On February 11, 2008, Mr. Shindler surrendered, without consideration, options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007. The surrender of options was made by Mr. Shindler in connection with his transition to a new position as Executive Chairman of NII Holdings, Inc.

(6)	Mr. Hemmady was hired to serve as our Vice President and Chief Financial Officer effective May 21, 2007 and received $200,000 as a sign-on bonus.

(7)	Mr. Siliezar stepped down as Chief Financial Officer effective May 21, 2007 to become our Vice President of Business Development. Mr. Siliezar resigned as Vice President of Business Development effective November 9, 2007.

Supplemental Discussion of Compensation

All compensation that we pay to our named executive officers, other than the foreign service differential and related payments which is set pursuant to letter agreements with Messrs. Felipe and Foyo, is determined as described above in our “Compensation Discussion and Analysis” section.

We made the awards of restricted stock and grants of stock options under our 2004 Incentive Compensation Plan.

The table above presents the fair value of option grants under SFAS 123R, as determined based on the Black-Scholes-Merton option-pricing model and the stated assumptions. The Black-Scholes-Merton option-pricing model, however, was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes-Merton model require the input of highly subjective assumptions, including the expected stock price volatility. We hired an independent consulting firm with expertise in this area to review our assumptions, methodology and calculations. The assumptions represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Consequently, there is a risk that our estimates of the fair values of our stock option awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock option awards in the future. Certain stock option awards may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from the stock option award that is significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements. Additionally, application of alternative assumptions could produce significantly different estimates of the fair value of stock option awards and consequently, the related amounts recognized in the consolidated statements of operations. Currently, there is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates from option-pricing valuation models, such as Black-Scholes-Merton, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of stock option awards is determined in accordance with SFAS 123R and Staff Accounting Bulletin Topic 14 (SAB 107) using the Black-Scholes-Merton option-pricing model, the fair value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options granted to the named executive officers.

We do not have any pension plans or nonqualified deferred compensation plans.

Grants of Plan-Based Awards Table

In the table below and discussion that follows it, we summarize the grants of stock options and stock awards to each of the named executive officers during 2007. Our non-equity incentive bonus plan adopted for 2007 does not provide for payouts in fiscal years after 2007, and we historically have not issued any performance-based equity incentive plan awards.

Grants of Plan-Based Awards
Fiscal Year 2007

					All Other	All Other
					Stock	Option
					Awards:	Awards:
		Estimated Future Payouts			Number of	Number of		Exercise or	Grant Date Fair
		Under Non-Equity Incentive			Shares of	Securities		Base Price	Value of Stock
		Plan Awards(1)			Stock or	Underlying		of Option	and Option
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Units(#)	Options(#)		Awards($/sh)	Awards(2)($)

Steven M. Shindler	N/A	460,800	576,000	691,200
	4/25/07					185,000	(3)	78.30	5,457,500
Gokul Hemmady	N/A	128,640	160,800	192,960
	5/21/07				20,000				1,577,400
	5/21/07					50,000		78.87	1,496,000
Byron R. Siliezar	N/A	147,032	183,790	220,548
	4/25/07					40,000	(4)	78.30	1,180,000
Lodewijk van Gemert	N/A	207,380	259,225	311,070
	4/25/07					70,000		78.30	2,065,000
Jose Felipe	N/A	154,433	193,041	231,649
	4/25/07					50,000		78.30	1,475,000
Peter Foyo	N/A	147,000	183,750	220,500
	4/25/07					55,000		78.30	1,622,500

(1)	The amounts reflect the potential range of payouts for the 2007 Bonus Plan. The potential range of payouts for Mr. Hemmady reflects the prorated amount based on his service from May 2007 through December 2007. Mr. Siliezar was not entitled to receive a payout under the 2007 Bonus Plan because he was no longer employed by the Company on the date the bonus was paid. The actual amounts of the payments made under this plan to the named executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts in this column reflect the fair market value of the restricted stock awards and option awards on the date of grant determined under SFAS 123R, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. We determined the fair market value of option awards based on the Black-Sholes-Merton option pricing model. The valuation assumptions used in determining these amounts are described in footnote 12 to our consolidated financial statements included in our 2007 annual report on Form 10-K.

(3)	On February 11, 2008, Mr. Shindler surrendered, without consideration, options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007. The surrender of options was made by Mr. Shindler in connection with his transition to a new position as Executive Chairman of NII Holdings, Inc. The share amounts above do not reflect that surrender.

(4)	Mr. Siliezar resigned effective November 9, 2007. As a result, the options granted to him on April 25, 2007, which were not vested as of the date of his resignation, expired on that date in accordance with the terms of the relevant grants.

Supplemental Discussion of Awards

As disclosed in the table above, on April 25, 2007 we granted options to acquire shares of our common stock to each of the named executive officers other than Mr. Hemmady and on May 21, 2007 we granted options to acquire shares of our common stock to Mr. Hemmady in connection with the commencement of his employment with the Company. The exercise price for the options listed was the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all required tax withholding and other deductions. The right to exercise the options granted will vest at a rate of 25% of the aggregate number of shares of our common stock covered by such options on each of the first four successive anniversary dates of the date of grant. The options expire ten years from the date of grant. An earlier expiration date may apply in the event of the optionee’s termination of employment, retirement, death or disability.

In addition, on May 21, 2007 we granted an award of restricted common stock to Mr. Hemmady in connection with the commencement of his employment with the Company. That award will vest in its entirety on May, 21, 2010, the third anniversary of the grant date.

For information on how we determined the number of restricted stock awards and stock option grants for 2007, see the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at Fiscal Year-End Table

The equity awards reflected in the table below include the number and value of stock options and shares of restricted stock that remain outstanding as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities						Market Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised				Units of		Units of
	Options	Options		Option	Option	Stock That		Stock That
	(#)	(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price($)	Date	Vested(#)		Vested(1)($)

Steven M. Shindler	—	100,000	(2)	18.97	4/28/2014
	—	150,000	(3)	26.20	4/27/2015
	32,500 (4)	97,500	(4)	60.77	4/26/2016
		185,000	(5)	78.30	4/25/2017
						70,000	(6)	3,382,400
Gokul Hemmady	—	50,000	(7)	78.87	5/21/2017
						20,000	(8)	966,400
Byron R. Siliezar(9)	—	—		—	—	—		—
Lodewijk van Gemert	—	65,000	(2)	18.97	4/28/2014
	—	100,000	(3)	26.20	4/27/2015
	21,250 (4)	63,750	(4)	60.77	4/26/2016
	—	70,000	(5)	78.30	4/25/2017
						50,000	(6)	2,416,000
Jose Felipe	—	40,000	(2)	18.97	4/28/2014
	—	75,000	(3)	26.20	4/27/2015
	—	41,250	(4)	60.77	4/26/2016
	—	50,000	(5)	78.30	4/25/2017
						25,000	(6)	1,208,000
Peter Foyo	—	50,000	(2)	18.97	4/28/2014
	—	75,000	(3)	26.20	4/27/2015
	13,750 (4)	41,250	(4)	60.77	4/26/2016
	—	55,000	(5)	78.30	4/25/2017
						25,000	(6)	1,208,000

(1)	The market value of the restricted stock is based on the $48.32 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2007.

(2)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first three installments having vested on April 28, 2005, April 28, 2006 and April 28, 2007. The remaining options reflected in this column will vest on April 28, 2008 (the fourth anniversary of the grant date).

(3)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first two installments having vested on April 27, 2006 and April 27, 2007. The remaining options reflected in this column will vest in equal amounts on April 27, 2008 and April 27, 2009 (the third and fourth anniversary of the grant date, respectively).

(4)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first installment having vested on April 26, 2007. The remaining options reflected in this column will vest in equal amounts on April 26, 2008, April 26, 2009 and April 26, 2010 (the second, third and fourth anniversary of the grant date, respectively).

(5)	These options will vest at a rate of 25% per year from the grant date, with vesting dates of April 25, 2008, April 25, 2009, April 25, 2010 and April 25, 2011. On February 11, 2008, Mr. Shindler surrendered, without consideration, options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007. The surrender of options was made by Mr. Shindler in connection with his transition to a new position as Executive Chairman of NII Holdings, Inc. The share amounts above do not reflect that surrender.

(6)	Fifty percent of these shares of restricted stock will vest on April 26, 2009, the third anniversary of the grant date, and the remaining 50% of these shares of restricted stock will vest on April 26, 2010, the fourth anniversary of the grant date.

(7)	These options will vest at a rate of 25% per year from the grant date, with vesting dates of May 21, 2008, May 21, 2009, May 21, 2010 and May 21, 2011.

(8)	These shares of restricted stock will vest on May 21, 2010, the third anniversary of the grant date.

(9)	Mr. Siliezar resigned effective November 9, 2007. As a result, all outstanding restricted shares and options granted to him that were not vested as of the date of his resignation expired on that date in accordance with the terms of the relevant grants. Mr. Siliezar had no vested and unexercised options on the date of his resignation.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock during the year ended December 31, 2007.

Option Exercises and Stock Vested
Fiscal Year 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise(1)($)	Vesting(#)	Vesting(2)($)

Steven M. Shindler	175,000	9,798,833	200,000	16,072,000
Gokul Hemmady	—	—	—	—
Byron R. Siliezar	100,000	5,509,375	100,000	8,036,000
Lodewijk van Gemert	115,000	6,520,076	150,000	12,054,000
Jose Felipe	91,250	4,509,521	60,000	4,821,600
Peter Foyo	87,500	4,964,186	80,000	6,428,800

(1)	The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

(2)	The value realized on vesting is calculated as the number of shares vested multiplied by the closing price of the shares on the day immediately preceding the date of vesting.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007, with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of Securities
	To Be Issued Upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available For
	Outstanding Options,	Outstanding Options,	Future Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders
2004 Incentive Compensation Plan	10,579,928	$50.48	20,494,643 (2)
Equity compensation plans not approved by stockholders
2002 Management Incentive Plan(3)	28,585	$0.47	— (4)

Total	10,608,513		20,494,643

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The 2004 Incentive Compensation Plan permits the grant of one or more of the following awards: options, stock appreciation rights (“SAR”), stock awards, performance stock awards, incentive awards and stock units. The number of shares authorized to be issued under the 2004 Incentive Compensation Plan will be reduced by 1 share of common stock for each share of common stock issued pursuant to a stock option or SAR and by 1 1/2 shares of common stock for each share of common stock issued pursuant to all other awards.

(3)	The 2002 Management Incentive Plan, which we refer to as the 2002 MIP, was adopted pursuant to the Revised Third Amended Joint Plan of Reorganization and became effective on November 12, 2002. The 2002 MIP provides equity and equity-related incentives to our directors, officers or key employees and consultants up to a maximum of 13,333,332 shares of common stock subject to adjustments. The 2002 MIP is administered by our Board of Directors. The 2002 MIP provides for the issuance of options for the purchase of shares of common stock, as well as grants of shares of common stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by us for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The 2002 MIP also provides for the issuance to our non-affiliate directors, officers or key employees and consultants of stock appreciation rights whose value is tied to the market value per share, as defined in the 2002 MIP, of the common stock, and performance units which entitle the recipients to payments upon the attainment of specified performance goals. The 2002 MIP provides for the issuance of incentive stock options in compliance with Section 422 of the Internal Revenue Code, as well as “non-qualified” options which do not purport to qualify for treatment under Section 422. All options issued under the 2002 MIP vest as determined by the Board of Directors.

(4)	In 2004, the Board of Directors recommended, and the stockholders approved, the 2004 Incentive Compensation Plan to succeed (4) the 2002 MIP. As a result, no shares are available for any future awards or grants under the 2002 MIP and any unissued shares under the 2002 MIP became subject to the 2004 Incentive Compensation Plan.

Potential Payments under Severance Plans

We have arrangements with each of our named executive officers under our Change of Control Severance Plan that provide for payments and benefits if an executive officer’s employment is terminated in connection with the occurrence of certain events involving a change in control. In addition, we have an obligation to make payments and provide certain benefits to our named executive officers under our Severance Plan and 2004 Incentive Compensation Plan resulting from termination of employment upon the occurrence of certain events. The following is a summary of the payments that we or our successor may make under each of these arrangements.

Payments upon Termination of Employment

Each of our named executive officers is covered by our Change of Control Severance Plan and our Severance Plan. The change of control plan provides for the payment of certain benefits if an executive officer’s employment is terminated by the company without cause or by the executive officer for good reason in connection with a change of control. No benefits are required to be paid unless the executive officer’s employment is terminated. The named executive officers are also entitled to severance benefits if their employment is terminated by the company in specified circumstances under the Severance Plan. Although the benefits under the Severance Plan apply without regard to whether any change of control has occurred or is pending, the benefits paid under the change of control plan are offset by any amounts paid under the Severance Plan. Each of the named executive officers has also received awards of stock options and restricted stock under the 2004 Incentive Compensation Plan, which contains provisions that may accelerate the vesting of awards made to a named executive officer if we terminate the executive officer’s employment with us or if the executive officer terminates his or her employment with us for good reason in connection with a change of control.

Except as noted below, we otherwise have not entered into any employment agreements or other arrangements that provide for benefits in connection with a termination of employment of our named executive officers. In the case of Mr. Felipe, we have agreed that he is entitled to benefits under the Severance Plan if he is involuntarily terminated other than for cause or if he resigns as a result of a substantial change to his duties and responsibilities or residence, and that his severance benefit in those circumstances will be a minimum of one year of base salary and bonus, unless application of the Severance Plan would result in the payment of a greater amount. We have also agreed to provide Mr. Felipe with medical insurance for one year following his termination in those circumstances.

The following table shows the estimated amount of the payments to be made to each of the named executive officers who continued to be employed by us as of December 31, 2008 upon termination of their employment in connection with a change of control under the Change of Control Severance Plan, their involuntary termination under the Severance Plan or upon their termination in connection with their death or disability. For purposes of calculating the value of the benefits, we have assumed that the triggering event for payment occurred under each of the arrangements as of December 31, 2007. The footnotes to the table contain an explanation of the assumptions made by us to calculate the payments, and the discussion that follows the table provides additional details on these arrangements.

Potential Payments upon Termination of Employment

	Severance		Other	Equity
Termination Event(1)	Payment(2)($)	Bonus(3)($)	Payments(4)($)	Awards(5)($)	Total(6)($)

Change of Control Plan — Termination by Executive for Good Reason(7)
Steven M. Shindler	1,800,000	2,016,000	41,294	9,635,400	13,492,694
Gokul Hemmady	1,000,000	747,288	753,336	966,400	3,467,024
Lodewijk van Gemert	1,080,105	907,288	41,294	6,535,750	8,564,437
Jose Felipe	772,164	579,123	32,391	4,041,000	5,424,678
Peter Foyo	735,000	551,250	41,248	4,334,500	5,661,998
Change of Control Plan — Termination by the Company Without Cause(8)(9)
Steven M. Shindler	1,800,000	2,016,000	41,294	9,635,400	13,492,694
Gokul Hemmady	1,000,000	747,288	753,336	966,400	3,467,024
Lodewijk van Gemert	1,080,105	907,288	41,294	6,535,750	8,564,437
Jose Felipe	772,164	579,123	32,391	4,041,000	5,424,678
Peter Foyo	735,000	551,250	41,248	4,334,500	5,661,998
Severance Plan — Involuntary Termination(10)
Steven M. Shindler	720,000	576,000	—	—	1,296,000
Gokul Hemmady	400,000	240,000	—	—	640,000
Lodewijk van Gemert	432,032	259,225	—	—	691,257
Jose Felipe	386,082	193,041	—	—	579,123
Peter Foyo	367,500	183,750	—	—	551,250
Death, Disability or Retirement
Steven M. Shindler	—	—	—	9,635,400	9,635,400
Gokul Hemmady	—	—	—	966,400	966,400
Lodewijk van Gemert	—	—	—	6,535,750	6,535,750
Jose Felipe	—	—	—	4,041,000	4,041,000
Peter Foyo	—	—	—	4,334,500	4,334,500

(1)	No payments are required to be made to any named executive officer under the Change of Control Severance Plan or the Severance Plan if the executive is terminated for cause or if the executive voluntarily terminates his employment (other than for good reason in connection with a change of control under the Change of Control Plan). Mr. Siliezar voluntarily terminated his employment effective November 9, 2007. Accordingly, no payments were made to him under either the Change of Control Severance Plan or the Severance Plan.

(2)	The Severance Payment under the Change of Control Severance Plan is 250% of the executive’s annual base salary and annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Shindler, Hemmady and van Gemert and 200% of such amounts in the case of Messrs. Felipe and Foyo. Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to base salary. Amounts attributable to the target bonus are included in the “Bonus” column (See note 3 below). The Severance Payment under the Severance Plan for the named executive officers is 12 months of the named executive officer’s annualized base salary at the time of termination. If the severance payments under both plans apply, the total severance payment will not exceed 250% or 200% of the executive’s annual target bonus percentage, as applicable.

(3)	Under the Change of Control Severance Plan upon termination an executive is entitled to receive as part of the severance payment 250% of the executive’s annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Shindler, Hemmady and van Gemert and 200% of such amounts in the case of Messrs. Felipe and Foyo. Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to the target bonus. The portion of the severance payment attributable to base salary is included in the “Severance Payment” column (See note 2 above). Under the Change of Control Plan, the executive is also entitled to receive an amount equal to a prorated portion of the annual bonus payment for the period ending on the termination event. The Severance Plan also provides for the payment of an amount equal to a prorated portion of the annual bonus payment for the period ending on the termination event for each named executive officer, payable when bonuses are paid for the applicable plan year. Accordingly, the amounts reflected in this column for each of the plans include an amount equal to the target bonus for 2007 based on the assumption that the executive was terminated on December 31, 2007.

(4)	Other Payments include tax gross-ups, COBRA health insurance and outplacement counseling assistance provided to each named executive officer under the Change of Control Severance Plan.

(5)	The Equity Awards are the value (calculated in the case of options as the difference between the exercise price of the options and the market value of the related shares on December 31, 2007 and in the case of restricted shares as the value of shares on that date) of any awards granted under the 2004 Plan whose vesting or payment are accelerated upon the triggering event. We have assumed that the surviving entity has elected not to assume, replace or convert any of the awards made under the 2004 Plan. As described in more detail below, the 2004 Plan provides for the vesting of unvested options in specific circumstances following a change of control of the Company. The 2004 Plan and the grant agreements made under that plan also provide that outstanding and unvested options will vest upon an employee’s death or disability or if the employee retires at or after age 65 or at an earlier age with the consent of the Compensation Committee.

(6)	In addition to the amounts specified in this column, upon termination in each of the circumstances noted the executive officer is entitled to receive base salary and cash or non-cash benefits earned prior to the date of the named executive officer’s termination including payments with respect to accrued and unused vacation time and any reimbursements for the reasonable and necessary business expenses incurred by the named executive officer prior to termination.

(7)	Change of Control Plan — Termination by Executive for Good Reason describes the benefits payable to a named executive officer if the named executive officer voluntarily terminates his or her employment for good reason in connection with a change of control as described below in “Change of Control Severance Plan.”

(8)	Change of Control Plan — Termination by the Company Without Cause describes the benefits payable to a named executive officer if the named executive officer’s employment is terminated without cause by us or the surviving entity in connection with a change of control as described below in “Change of Control Severance Plan.”

(9)	In cases in which a named executive officer’s employment is terminated by us or the surviving entity in connection with a change of control, each named executive officer will be entitled to a severance payment under both the Change of Control Severance Plan and the Severance Plan; however, the amount due under the Change of Control Severance Plan is reduced by any payments made under the Severance Plan.

(10)	Severance Plan — Involuntary Termination describes the benefits payable to a named executive officer if the named executive officer’s employment is terminated by us other than in connection with a change of control under the circumstances described below under “Severance Plan.”

Change of Control Severance Plan

The Change of Control Severance Plan provides that each named executive officer will receive a payment if a change of control, as defined below, occurs and he either is terminated without cause or resigns for good reason. Messrs. Shindler, Hemmady and van Gemert will be entitled to receive 250% of their annual base salary and target bonus at the date of his termination upon such an event, and Messrs. Felipe and Foyo will be entitled to receive 200% of such amounts, all as provided in the plan. Each named executive officer will be entitled to receive his payment under the plan in a lump sum within thirty days following his termination of employment.

We or the surviving entity will also pay the full premium cost of continued health care coverage for each named executive officer under the federal “COBRA” law in such a termination. We will make the COBRA payments up to the lesser of 18 months or the time at which the named executive officer is reemployed and is eligible to receive group health coverage benefits under another employer-provided plan. The payments may also cease for any of the reasons provided in the COBRA law.

In addition, in the event that any of the named executive officers incur any legal, accounting or other fees and expenses in a good faith effort to obtain benefits under the Change of Control Severance Plan, we or the surviving entity will reimburse the named executive officer for such reasonable expenses. The named executive officer will be entitled to receive a tax gross-up payment in the event that any payments made under the plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

A change of control will be deemed to occur under the plan when:

•	we are merged, consolidated or reorganized into or with another company, or we sell or otherwise transfer all or substantially all of our assets to another company, and, as a result of either transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction;

•	the directors on our board as of July 23, 2003 or directors elected subsequent to that date and whose nomination or election was approved by a vote of at least two-thirds of the directors on the board as of July 23, 2003 cease to be a majority of our board;

•	our stockholders approve our complete liquidation or dissolution;

•	an individual, entity or group acquires beneficial ownership of 50% or more of our then outstanding shares or 50% of our then outstanding voting power to vote in an election of our directors, excluding any acquisition directly from us; or

•	our board approves a resolution stating that a change of control has occurred.

A named executive officer will receive compensation under the plan if:

•	he is terminated without cause within 18 months from a change of control or prior to the change of control if he reasonably demonstrates that the termination was at the request of a third party attempting to effect a change of control or otherwise in connection with a change of control; or

•	he voluntarily terminates his employment for good reason during the 18 months following a change of control, defined as when, after the change of control:

•	there was a significant and adverse change in or substantial reduction of his duties, responsibilities and authority that he held preceding the change of control;

•	his principal work location was moved to a location more than 40 miles away from his prior work location;

•	he was required to travel on business to a substantially greater extent than prior to the change of control;

•	his salary, bonus or bonus potential were reduced or any other significant adverse financial consequences occurred;

•	the benefits provided to him were significantly reduced in the aggregate; or

•	we or any successor fail to assume or comply with the provisions of the plan.

Severance Plan

The Severance Plan provides payments to a named executive officer in the event of an involuntary termination of employment, which includes termination due to job elimination, work force reductions, lack of work, a determination by us that the executive officer’s contributions no longer meet the needs of the business and any other reason determined by us. In the case of Mr. Felipe, we have agreed that he is entitled to benefits under the Severance Plan if he is involuntarily terminated other than for cause or if he resigns as a result of a substantial change to his duties and responsibilities or residence. Under the Severance Plan, each of the named executive officers will be entitled to a payment equal to 12 months of his annualized base salary, not including any bonus, incentive payments or commission payments. Each named executive officer other than Mr. Felipe will also receive a pro rata payment of his bonus based on the portion of the year that he was employed by us. In the case of Mr. Felipe, we have agreed that the payment with respect to his bonus will be for a full year and will not be prorated. We will pay the bonus to the named executive officer when we pay bonuses for the bonus plan year, and such bonus will be based on the achievement level of the named executive officer’s business unit for the year.

We will make a lump sum payment of the amount due under the Severance Plan to each named executive officer. We reserve the right to make the payments periodically for a period not to exceed 24 months. In order to receive payments under the Severance Plan, each named executive officer must:

•	return all of our property;

•	acknowledge that the payments to be received represent the full amount that he is entitled to under the Severance Plan;

•	release any claims that he has or may have against us; and

•	in our discretion, agree not to compete with us for a certain period.

2004 Incentive Compensation Plan

The 2004 Incentive Compensation Plan covers the grant of certain incentives and awards, including stock options, stock appreciation rights, stock, performance shares, incentive awards, stock units and dividend equivalent rights, to our employees, including the named executive officers. Under the 2004 Plan, if a change of control occurs and the incentives and awards granted under the plan are not assumed by the surviving entity, or the employee is terminated within a certain period following a change of control, each outstanding award is treated as explained below. A change of control under the 2004 Plan is defined the same as in the Change of Control Severance Plan and the same events that trigger payments to the executive officer under the Change of Control Severance Plan trigger payments under the 2004 Plan, both as described above.

•	Options. If the surviving entity assumes, replaces or converts the options and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the options will become fully exercisable, vested or earned. If the options are not assumed, replaced or converted, each option shall be fully exercisable upon a change of control.

•	Stock Appreciation Rights. If the surviving entity assumes, replaces or converts the stock appreciation rights and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock appreciation rights will become fully exercisable, vested or earned. If the stock appreciation rights are not assumed, replaced or converted, each stock appreciation right shall be fully exercisable upon a change of control. We have not issued any stock appreciation rights.

•	Stock Awards. If the surviving entity assumes, replaces or converts the stock award and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock awards shall be transferable and nonforfeitable. If the stock awards are not assumed, replaced or converted, each stock award shall be transferable and nonforfeitable upon a change of control.

•	Performance Shares. If the surviving entity assumes, replaces or converts the performance shares and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the performance shares will become fully exercisable, vested or earned. If the performance shares are not assumed, replaced or converted, the named executive officer shall earn the performance shares pro-rata based on the fraction of the performance period that has elapsed before the change of control. We have not issued any performance shares.

•	Incentive Awards. If the surviving entity does not assume, replace or convert an incentive award, the named executive officer shall have earned the pro-rata share of the incentive award based on a fraction of the performance period that has elapsed from the beginning of the performance period until the change of control. We have not issued any incentive awards.

The 2004 Plan provides that the administrator of the plan shall determine what amounts will be payable to the named executive officer upon death, disability or retirement in the agreement under which awards are made under the plan.

DIRECTOR COMPENSATION

Director Compensation Table

In the table and discussion below, we summarize the compensation paid to our non-employee directors in 2007. Mr. Dussek became our chief executive officer on February 11, 2008. The amounts included below for Mr. Dussek do not reflect the compensation arrangements agreed to in connection with his employment.

Director Compensation
Fiscal Year 2007

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
Name	Cash($)	(1)($)	(2)($)	Compensation($)	Earnings	Compensation($)	Total($)

George A. Cope	90,000	101,099	189,546	n/a	n/a	n/a	380,645
John Donovan	85,000	101,099	178,037	n/a	n/a	n/a	364,136
Steven P. Dussek	115,000	101,099	177,747	n/a	n/a	n/a	393,846
Neal P. Goldman	100,000	86,974	194,707	n/a	n/a	n/a	381,681
Charles M. Herington	110,000	101,099	177,747	n/a	n/a	n/a	388,846
Carolyn Katz	130,000	101,099	177,747	n/a	n/a	n/a	408,846
Donald E. Morgan	85,000	101,099	180,047	n/a	n/a	n/a	366,146
John W. Risner	113,750	101,099	177,747	n/a	n/a	n/a	392,596

(1)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2007 for financial reporting purposes under SFAS 123R with respect to awards of restricted common stock held by each director, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. No shares of restricted stock were awarded to any of our directors during 2007.

The aggregate number of shares of restricted stock held by each of the non-employee directors on December 31, 2007, and the dollar value of such shares on such date based on the $48.32 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2007 were as follows: Mr. Cope — 5,000, $241,600; Mr. Donovan — 5,000, $241,600; Mr. Dussek — 5,000, $241,600; Mr. Goldman — 5,000, $241,600; Mr. Herington — 5,000, $241,600; Ms. Katz — 5,000, $241,600; Mr. Morgan — 5,000, $241,600; and Mr. Risner — 5,000, $241,600.

(2)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2007 for financial reporting purposes under SFAS 123R with respect to awards of options to purchase common stock held by each of the named directors, but disregarding estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining these amounts are described in footnote 12 to our financial statements included in our 2007 annual report on Form 10-K. Options to purchase the following number of shares were awarded during 2007 to the non-employee directors: Mr. Cope, 8,500 shares; Mr. Donovan, 8,500 shares; Mr. Dussek, 8,500 shares; Mr. Goldman, 8,500 shares; Mr. Herington, 8,500 shares; Ms. Katz, 8,500 shares; Mr. Morgan, 8,500 shares; and Mr. Risner, 8,500 shares. The grant date fair values of those stock option awards calculated under SFAS 123R were as follows: Mr. Cope $250,750; Mr. Donovan $250,750; Mr. Dussek $250,750; Mr. Goldman $250,750;

Mr. Herington $250,750; Ms. Katz $250,750; Mr. Morgan $250,750; and Mr. Risner $250,750. The aggregate number of shares of our common stock underlying options held by each of the non-employee directors on December 31, 2007 were as follows: Mr. Cope — 55,167; Mr. Donovan — 33,500; Mr. Dussek — 53,500; Mr. Goldman — 26,000; Mr. Herington — 58,500; Ms. Katz — 70,500; Mr. Morgan — 33,500; and Mr. Risner — 63,000.

Fees Payable to Non-Employee Directors

Each of our non-employee directors receives an annual retainer of $70,000. In addition, our non-employee directors receive the following annual retainer for serving on the following specified committees:

•	$30,000 for serving as Chairman of the Audit Committee;

•	$25,000 for serving as Chairman of the Compensation Committee;

•	$25,000 for serving as a member (but not the Chairman) of the Audit Committee;

•	$20,000 for serving as a member (but not the Chairman) of the Compensation Committee;

•	$15,000 for serving as a member of the Finance Committee; and

•	$15,000 for serving as a member of the Nominating Committee.

We pay all retainers in arrears in quarterly installments. We also reimburse directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other related expenses. We do not provide any additional compensation to employees who serve as a director or a committee member. Some of our directors and, in one case, a family member of a director participate in our employee phone program that pays the cost of mobile phone services.

Option Grants and Restricted Stock Awards

We have adopted a policy of granting to each non-employee director an option to purchase 15,000 shares of our common stock upon becoming a director. These options will vest 33 1/3% annually over a three year period and have an exercise price equal to the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on the grant date.

We have also adopted a policy to grant to each non-employee director an option to purchase shares of our common stock as of the date of the annual meeting of our stockholders. In prior years, these annual grants provided for options to purchase 10,000 shares of our common stock, but in 2007, the number of shares subject to these grants was reduced from 10,000 to 8,500 due to the increase in the per option value of the grants. These options will vest 25% annually over a four year period. On April 25, 2007, we granted to each non-employee director options to purchase 8,500 shares of our common stock at an exercise price of $78.30 per share. The options will vest 25% annually over a four year period in accordance with our policy.

In addition, we may grant additional stock options or restricted stock to non-employee directors. No shares of restricted stock were awarded to any of our directors during 2007.

Stock Ownership Guidelines

On July 21, 2006, we adopted a director target ownership program that requires our non-employee directors who receive stock options and/or restricted stock awards to attain certain stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, the directors covered by the program are expected to reach certain ownership levels based on specific share targets. The current target is for our non-employee directors to own a multiple of five times their base retainer. Our current base retainer is $70,000, thus our non-employee directors currently have a share ownership target of $350,000. Although this share ownership target is not required to be met for five years, as of December 31, 2007, four of our seven non-employee directors (including Mr. Dussek who was not an employee on that date) exceeded that target. Under our policy, an increase in the base retainer will result in an increase in the ownership requirement. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, vested options where the exercise price is lower than the fair market value of our common stock and vested restricted stock. The penalty for non-compliance of our policy may include a discontinuation of future grants of stock options or restricted stock awards until the non-complying director becomes compliant.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of April 1, 2008.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

Wells Fargo & Company(2)	9,271,365	5.55%
420 Montgomery Street San Francisco, California 94104

(1)	Based on 167,191,424 shares of common stock issued and outstanding on April 1, 2008.

(2)	According to a Schedule 13/GA1 filed with the Securities and Exchange Commission on February 1, 2008, Wells Fargo & Company (“Wells Fargo”) reported that it, through its wholly-owned subsidiaries, has sole power to vote 7,820,776 shares and to dispose of 9,137,558 shares, and shared power to vote 700 shares and to dispose of 2,200 shares of our common stock.

Securities Ownership of Management

In the table and the related footnotes below, we list, as of April 1, 2008, except as otherwise stated, the amount and percentage of shares of our common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each person who served as one of our directors as of that date;

•	each of the named executive officers who currently are our executive officers; and

•	all directors and executive officers as a group.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)

George A. Cope	43,792	(3)(4)	*
Steven P. Dussek	126,925	(3)(4)	*
Jose Felipe	148,750	(3)(4)	*
Peter Foyo	172,250	(3)(4)	*
Neal P. Goldman	7,125	(3)(4)	*
Gokul Hemmady	32,500	(3)(4)	*
Charles M. Herington	72,035	(3)(4)	*
Carolyn Katz	78,125	(3)(4)	*
Donald E. Morgan	22,125	(3)(4)	*
John W. Risner	76,125	(3)(4)	*
Steven M. Shindler	442,130	(3)(4)	*
Lodewijk van Gemert	247,000	(3)(4)	*
All directors and executive officers as a group (21 persons)	2,162,902	(4)	1.28%

*	Less than one percent (1%)

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.

(2)	Based on 167,191,424 shares of common stock issued and outstanding on April 1, 2008.

(3)	Includes shares of common stock that could be acquired through the exercise of stock options within 60 days after April 1, 2008 as follows: Mr. Cope 38,792; Mr. Dussek 37,125; Mr. Felipe 103,750; Mr. Foyo 128,750; Mr. Goldman 2,125; Mr. Hemmady 12,500; Mr. Herington 42,125; Mr. Morgan 17,125; Ms. Katz 54,125; Mr. Risner 46,625; Mr. Shindler 273,750; Mr. van Gemert 175,000; and 1,424,792 held by all directors and executive officers as a group.

(4)	Includes restricted shares of common stock as follows: Mr. Cope 5,000; Mr. Dussek 65,000; Mr. Felipe 25,000; Mr. Foyo 25,000; Mr. Goldman 5,000; Mr. Hemmady 20,000; Mr. Herington 5,000; Mr. Morgan 5,000; Ms. Katz 5,000; Mr. Risner 5,000; Mr. Shindler 70,000; Mr. van Gemert 50,000; and 425,000 held by all directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2007, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act, except Steven M. Shindler inadvertently filed late a report on Form 5 covering the gift of common stock he made in December 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors reviews and approves or ratifies transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or more of our outstanding common stock) in accordance with the requirements of The NASDAQ Stock Market. In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including as applicable the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where the transactions are entered into in the ordinary course of business or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board of Directors (as was the case with the transactions involving the charter of our aircraft described below). In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Currently, the only related person transactions are the transactions involving the charter of our aircraft, all as described in more detail below. The Audit Committee approved these arrangements.

Executive Charters of Company Aircraft

Unlike many companies that own or lease a private aircraft, we have implemented a policy that generally limits the use of company owned or leased aircraft to company business purposes. However, we do make the company aircraft available for charter to employees at times when it is not in use for regular business purposes through charter and leasing arrangements we have entered into with independent entities that hold the required FAA certifications to offer charter services. We use charter revenue from our employees and from other sources as a way to offset the operating costs of our aircraft. In the event a charter is reserved by one of our employees, the charter rate is the same as the established rate that applies to charters by unrelated parties. In 2007, Mr. Shindler, our executive chairman and former chief executive officer, chartered our aircraft on several occasions at these commercial rates, which were in excess of $5,000 per hour of use of the aircraft, and paid us a total of $253,500 for such charters.

AUDIT INFORMATION

PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2007 and December 31, 2006.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our principal accountant for each of the last two fiscal years.

Audit Fees

The aggregate amount of fees billed and expected to be billed to us by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 were $9,185,000 and $10,228,000, respectively.

Expenses billed to us by PricewaterhouseCoopers LLP related to the years ended December 31, 2007 and 2006 were approximately $298,000 and $278,000, respectively.

Audit fees consist of those fees rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports and for services normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters or attest services.

Audit Related Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for professional services for assurance and related services that are reasonably related to the review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2007 and December 31, 2006 were $99,000 and $82,000, respectively. Expenses billed to us by PricewaterhouseCoopers LLP related to the years ended December 31, 2007 and 2006 were $0 and $251, respectively.

Tax Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for professional services for tax compliance, tax advice, tax planning, transfer pricing and expatriate tax services for the fiscal years ended December 31, 2007 and December 31, 2006 were $198,000 and $363,000, respectively. Tax fees consist of those fees billed by the independent registered public accounting firm’s tax department, except those services related to the audit. Expenses billed to us by PricewaterhouseCoopers LLP related to the years ended December 31, 2007 and 2006 were $0 and $400, respectively.

All Other Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for services other than those described above for the fiscal years ended December 31, 2007 and December 31, 2006 were $631,000 and $15,000, respectively. All other fees are those fees billed for permitted services other than the services described above. Expenses billed to us by PricewaterhouseCoopers LLP related to the year ended December 31, 2007 was $15,000.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committee that our independent registered public accounting firm may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre- approval by the Audit Committee. The term of any general pre-approval is eighteen months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee has delegated its pre-approval authority to Carolyn Katz, the chairwoman of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. In addition, our Chief Financial Officer also must submit to the Audit Committee requests or applications to provide services for amounts anticipated to exceed $100,000.

Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Board of Directors has adopted a written audit committee charter, which is available on the Investor Relations link of our website at the following address: www.nii.com. In addition, all members of our Audit Committee are independent, as defined in the Nasdaq listing standards.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” that relates to the firm’s independence from our company and our subsidiaries and has discussed with PricewaterhouseCoopers LLP their independence.

In addition, the Audit Committee met with senior management periodically during 2007 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also met to discuss with senior management our disclosure controls and procedures and the certifications by our chief executive officer and our chief financial officer, which are required for certain of our filings with the Securities and Exchange Commission. The Audit Committee met privately with our independent registered public accounting firm, our internal auditors and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2007 filed with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Date: February 25, 2008	Audit Committee

Carolyn Katz, Chairwoman Donald E. Morgan John W. Risner

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, served as our independent registered public accounting firm for the fiscal year ended December 31, 2007, and has been selected by the Audit Committee to serve as our independent registered public accounting firm for the current fiscal year. Information concerning the fees paid to PricewaterhouseCoopers LLP is included in this proxy statement under the heading “Audit Information.” Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Although our Second Amended and Restated Bylaws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Board of Directors recommends that the stockholders vote “FOR” the Proposal for Ratification of the Appointment of PricewaterhouseCoopers LLP.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2009 Annual Meeting must be forwarded in writing and received at our principal executive office at 1875 Explorer Street, 10th Floor, Reston, Virginia 20190 no later than December 11, 2008, directed to the attention of our Vice President, General Counsel and Secretary, for consideration for inclusion in our proxy statement for that Annual Meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2008 Annual Meeting, if that stockholder fails to notify our Vice President, General Counsel and Secretary in the manner set forth above no later than February 24, 2009, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2009 meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2009 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and Delaware law.

IMPORTANT INFORMATION

To assure your representation and a quorum for the transaction of business at the Annual Meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll free number or visiting the website listed on the proxy card if you are eligible to do so.

OUR 2007 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR 2007 ANNUAL REPORT ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY: (1) WRITING TO NII HOLDINGS, INC., 1875 EXPLORER STREET, 10TH FLOOR, RESTON, VIRGINIA 20190, ATTENTION: VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OR (2) BY CONTACTING OUR INVESTOR RELATIONS DEPARTMENT AT 703-390-5113. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

2. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for fiscal year 2008.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR the following proposals.
Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2008. Vote by Internet • Log on to the Internet and go to
www.envisionreports.com/nihd • Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.
For Withhold [ ] [ ] For Withhold [ ] [ ] For Withhold [ ] [ ] X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 02 — Charles M. Herington 01 — Neal P. Goldman 1. Election of Directors
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
03 — John W. Risner Change of Address — Please print your new address below.
For Against Abstain [ ] [ ] [ ]
For Withhold 09 — <Name Here> [ ] [ ] 10 — <Name Here> [ ] [ ] 11 — <Name Here> [ ] [ ] 12 — <Name Here> [ ] [ ]
For Withhold 05 — <Name Here> [ ] [ ] 06 — <Name Here> [ ] [ ] 07 — <Name Here> [ ] [ ] 08 — <Name Here> [ ] [ ]
Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person. Date (mm/dd/yyyy) – Please print date below. Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box ___ ___

This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Steven M. Shindler, Steven P. Dussek, Lo van Gemert, Gary D. Begeman, and Gokul Hemmady, and each or any of them, proxies for the undersigned, with power of substitution, to vote all the shares of common stock of NII Holdings, Inc. held of record by the undersigned on April 4, 2008, at the Annual Meeting of Stockholders of NII Holdings, Inc. to be held at 10:00 a.m. on May 14, 2008, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL I AND FOR PROPOSAL II. PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (continued and to be DATED and SIGNED on reverse side)
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy – NII Holdings, Inc.